EXHIBIT 99.1
CONSENT OF DIRECTOR NOMINEE
     I hereby consent to being named as a director nominee of Teekay Tankers Ltd., a Marshall Islands corporation, in the Registration Statement on Form F-1 of Teekay Tankers Ltd. (including the prospectus contained therein), and in all subsequent amendments and post-effective amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission.

Dated:	November 28, 2007

Signature:	/s/ Richard T. du Moulin
Richard T. du Moulin